                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                    -------------

                                    SCHEDULE 13G
                                   (RULE 13d-102)

              INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO. 2)*

                                     Mecon, Inc.
--------------------------------------------------------------------------------
                                  (Name of Issuer)

                                     Common Stock
--------------------------------------------------------------------------------
                           (Title of Class of Securities)

                                     58400M-10-5
                    ---------------------------------------------
                                   (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                                  Page 1 of 5 Pages

-------------------------                       -------------------------------
CUSIP NO.   58400M-10-5            13G             PAGE    2   of   5   PAGES
-------------------------                       -------------------------------

-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     SRINIVASA RAJU RAJAGOPAL
     SSN:  ###-##-####

     GEETHA RAJAGOPAL
     SSN:  ###-##-####
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)  / /
                                                            (b)  / /
-------------------------------------------------------------------------------
3    SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
-------------------------------------------------------------------------------
               5  SOLE VOTING POWER

                  NOT APPLICABLE
NUMBER OF
              -----------------------------------------------------------------
SHARES         6  SHARED VOTING POWER

BENEFICIALLY      457,408

OWNED BY      -----------------------------------------------------------------
               7  SOLE DISPOSITIVE POWER
EACH
                  NOT APPLICABLE
REPORTING
              -----------------------------------------------------------------
PERSON         8  SHARED DISPOSITIVE POWER

WITH              457,408

-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED

     457,408

-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     NOT APPLICABLE

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.45%

-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN

-------------------------------------------------------------------------------

-------------------------                       -------------------------------
 CUSIP NO.   58400M-10-5            13G            PAGE    3   OF   5   PAGES
-------------------------                       -------------------------------


ITEM 1(a).     NAME OF ISSUER:

                    Mecon, Inc.
               -----------------------------------------------------------------

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    200 Porter Drive, Suite 100, San Ramon, California  94583
               -----------------------------------------------------------------

ITEM 2(a).     NAME OF PERSON FILING:

                    Srinivasa Rajagopal, Geetha Rajagopal
               -----------------------------------------------------------------

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    200 Porter Drive, Suite 100, San Ramon, California  94583
               -----------------------------------------------------------------

ITEM 2(c).     CITIZENSHIP:

                    United States
               -----------------------------------------------------------------

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

                    Common Stock
               -----------------------------------------------------------------

ITEM 2(e).     CUSIP NUMBER:

                    58400M-10-5
               -----------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

     (a)  / / Broker or Dealer registered under Section 15 of the Act

     (b)  / / Bank as defined in section 3(a)(6) of the Act

     (c)  / / Insurance Company as defined in section 3(a)(19) of the Act

     (d) / / Investment Company registered under section 8 of the Investment Company Act

     (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

     (g) / / Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

     (h)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


ITEM 4.  OWNERSHIP.

   If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

   (a)    Amount Beneficially Owned:

                    457,408
          ----------------------------------------------------------------------

   (b)    Percent of Class:

                    7.45%
          ----------------------------------------------------------------------

-------------------------                       -------------------------------
CUSIP NO.   58400M-10-5             13G           PAGE    4   OF   5   PAGES
-------------------------                       -------------------------------

   (c)    Number of shares as to which such person has:

   (i)    sole power to vote or to direct the vote
                                                   ---------------------------
   (ii)   shared power to vote or to direct the vote        457,408
                                                     -------------------------
   (iii)  sole power to dispose or to direct the disposition of
                                                                --------------
   (iv)   shared power to dispose or to direct the disposition of
                                                                  ------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.


ITEM 10.  CERTIFICATION.

   The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

     By signing below the Reporting Persons certify that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

-------------------------                       -------------------------------
 CUSIP No.   58400M-10-5           13G             PAGE    5   OF   5   PAGES
-------------------------                       -------------------------------

                                SIGNATURE

   After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Date:  May 1, 1998                      /s/ Srinivasa Rajagopal
                                         Srinivasa Rajagopal




                                        /s/ Geetha Rajagopal
                                         Geetha Rajagopal


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.



     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)